Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Pioneer Natural Resources Company (the “Company”) pertaining to the Pioneer Natural Resources Company Employee Stock Purchase Plan of the references to our firm, in the context in which they appear, and of our audit letter dated January 15, 2021, included in the Annual Report on Form 10-K for the year ended December 31, 2020, of the Company and its subsidiaries, filed with the U.S. Securities and Exchange Commission on March 1, 2021.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 10, 2021